Jan Eric Claesson

SYNOPSIS

C-level Information Technology executive with experience spanning internet, HIT, MA-PD, TPA, medical devices, operating systems, applications, gaming and mobility.  A multinational track record with global and emerging companies. A decade as CEO, including start-ups, private, public and Fortune 500 organizations. Roles required transformation of the business to achieve sustainability and scalability goals.

CORPORATE EXPERIENCE

DILIGENCE.PRO, BELLEVUE, WA, 2012-present, CEO and Corporate Business Advisor, Co-founder & Principal. Advising health plans and providers how to navigate the changing world of ACA as it applies to technology, interoperability, economics, compliance and leadership. Hands on collaboration and advice to HIT executives on strategy and product direction, generation of marketing venues for HIT companies, medical devices, and guiding strategic partnering projects.

VIRTUAL WORLD COMPUTING, SANTA BARBARA, CA, 2011, Chief Operating Officer
GetCocoon.com, a cloud based internet SaaS privacy company. Established the foundation for growth.

HER INTERACTIVE INC., BELLEVUE, WA 2010-2011: President. Returned the company to profitability.

ADAPTIS INC., SEATTLE, WA, 2001-2009 Board member, Chief Business Development Officer then Chief Executive Officer. A Health Plan and MA Sponsor (TPA) technology platform and BPO company with operations in USA and India in excess of a thousand people.

HMC COMPANY, President, SEATTLE, WA 2003–2007. Advised CEOs how to achieve growth and success.

INFO SPACE INC., (INSP), BELLEVUE, WA, 2001-2003 Executive Vice President, Mobile Division, Company Officer. Transformed a global organization of 300 staff to a 15% profit from a 70% loss.

GOAHEAD SOFTWARE INC, 3G service availability middleware, BELLEVUE, WA 1999 – 2001
Executive Vice President and Company Officer. Negotiated strategic contract and closed $26M C-round.

HER INTERACTIVE INC., BELLEVUE, WA 1996–2011: CEO, Chairman, and board member
Turned around an insolvent company into a profitable market leader in the female gaming market.

MICROSOFT CORPORATION, REDMOND, WA, 1985–1996
Director, OEM, US Mega Accounts. Delivered in excess of 20% of Microsoft’s net income. Accountable for the Profit & Loss and the relationship with Microsoft’s top ten customers worldwide. Other roles included Director, OEM Sales & Marketing, grew revenues from $100M to $300M in 18 months. Director, Developer and Corporate Support, led 300 staff, mainly engineers. Interim director for Europe during which time revenues tripled quarterly. European Sales Support Manager. IT project manager & Controller for Europe.

ELI LILLY/PHYSIO CONTROL, REDMOND, WA & PARIS, FRANCE, Medical Devices 1982-1985
Country Manager, director International Marketing & Chief Accountant

MOLNLYCKE AB, SCA, Healthcare, industrial, consumer products, GOTHENBURG, SWEDEN 1979–1982, Assistant Group Controller and Systems Analyst

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BOARD AND ADVISORY ROLES

Life Wearables, an eco-system that advances resident health and safety
Adaptis Inc., healthcare technology and BPO, Seattle, WA: Board of directors
Washington Biotechnology & Biomedical Association, Seattle, WA
Life Science Discovery Fund Review Board member, Seattle, WA
Her Interactive, computer gaming, Bellevue, WA: Board of directors
Santa Clara University, Santa Clara, CA, Advisory Board
Seattle University, Seattle, WA, Entrepreneurship Advisory board
French American Chamber of Commerce, Seattle, WA
Swedish American Chamber of Commerce, Seattle, WA, board member

EDUCATION

BA/MBA in Finance & International Marketing. University of Gothenburg, Sweden 1979. Executive courses in leadership, management, negotiations, facilitator, conflict resolution and public speaking. Vistage International CEO Coach.G raduate of Reddin’s Effective Management Seminar. Proficient in multiple languages. Carry US and Swedish passports.